Exclusive Marketing Agreement

This Exclusive Marketing Agreement (“EMA”) is by and between Manhattan Scientifics, Inc. (“MSI”), and Sigma Labs, Inc. (“Sigma”), and is effective as of May 24, 2013 (the “Effective Date”).

MSI has rights to technology related to nanostructured metals (“MSI Technology”), and has licensed that technology to Carpenter Technologies, Inc. The technology offers benefits in various fields, including in the field of metal implants for medical applications such as dental implants.

Sigma has rights to technology related to surface conditioning and cleaning of metals (“Sigma Technology”). The technology offers benefits in various fields, including in the field of metal implants for medical applications such as dental implants.

The MSI Technology and the Sigma Technology can provide similar benefits in some applications, even though the method of action is different. MSI and Sigma desire to cooperate in marketing the technologies such that the technologies cooperate instead of competing.

Sigma desires to engage MSI to market the Sigma Technology to prospective licensees and strategic partners. Sigma hereby grants to MSI the exclusive right to market the Sigma Technology, and to negotiate licenses to the Sigma Technology. No such license shall be executed until approved by Sigma, which approval shall not be unreasonably withheld or denied.

MSI shall keep Sigma reasonably informed of MSI’s efforts to market the Sigma Technology. Sigma shall make available Sigma personnel, including Vivek Dave, to present the Sigma Technology to prospective licensees and strategic partners. MSI shall make Marvin Maslow and Manny Tsoupanarias available in furtherance of the marketing of the Sigma Technology. MSI and Sigma understand that Gerald Grafe may be engaged directly by Sigma to support the marketing of the Sigma Technology.

Each party shall pay its own expenses under this EMA, including compensation of its own personnel. Sigma shall pay reasonable expenses necessary for Sigma’s performance under this EMA, including as an example travel expenses, provided that such expenses have Sigma’s prior approval.

The parties shall divide any proceeds realized from any exploitation of the Sigma Technology under this EMA, with 70% to Sigma and 30% to MSI. As examples, if the Sigma Technology is licensed under a royalty-bearing license, then each royalty payment received shall be apportioned 30% to MSI and 70% to Sigma. Any expenses required by the governing documents to be borne by the licensor (e.g., patent maintenance fees, technical support services) shall be paid by Sigma, and Sigma shall be reimbursed for such expenses prior to the apportionment of proceeds.

MSI’s exclusive right to market the Sigma Technology shall continue for 5 years after the Effective Date. The apportionment of revenue for any transactions entered under this EMA shall continue for so long as revenue is received or receivable. The parties can terminate this EMA by mutual agreement, in writing, at any time. Sigma may terminate this EMA any time after 2 years after the Effective Date if in Sigma’s reasonable judgment, MSI has not made good faith efforts to market the Sigma Technology.

MSI acknowledges that Mr. Maslow and Mr. Grafe may own, and may later acquire or be awarded, equity interests in Sigma; and that Mr. Grafe’s law firm is separately engaged to provide counsel on other matters to Sigma; and consents to such ownership, acquisition, and engagement.

Sigma acknowledges the affiliations of Mr. Grafe and Mr. Maslow with MSI are not in conflict with any duties owed to Sigma by Mr. Grafe or Mr. Maslow.

IN WITNESS WHEREOF, MSI and Sigma executed and delivered this EMA by their duly authorized representatives as of the Effective Date.

Manhattan Scientifics, Inc.	Sigma Labs, Inc.

/s/ Manny Tsoupanarias June 5, 2013	/s/ Mark Cola

Manny Tsoupanarias, CEO	Mark Cola, CEO

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